Exhibit 99.1

For Immediate Release	Contact:
Brandi Simpson
Sr. Director, Investor Relations
NPS Pharmaceuticals, Inc.
(801) 583-4939

NPS RECEIVES APPROVABLE LETTER FOR PREOS NDA

Salt Lake City, UT – March 10, 2006 – NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today that the U.S. Food and Drug Administration (FDA) has determined that the company’s new drug application (NDA) for PREOS® (parathyroid hormone [rDNA origin] for injection) is approvable. The FDA indicated that the company’s pivotal study with PREOS demonstrated significant fracture risk reductions in postmenopausal women with osteoporosis, but noted the higher incidence of hypercalcemia with PREOS compared to placebo. The agency expressed concern regarding hypercalcemia associated with the proposed daily dose of PREOS and has requested additional clinical information. The agency also requested additional information regarding the reliability and use of the injection device for delivery of the drug.

NPS has requested a meeting with the FDA to address these issues and to determine whether existing data are sufficient to respond to the agency’s concerns or whether additional studies will be required. Subsequent to these discussions, NPS will be better able to project the timing for approval and launch of PREOS.

About PREOS

PREOS is recombinant human parathyroid hormone (PTH). NPS has studied PREOS in a number of clinical settings to document its safety and effects on bone. The pivotal Phase 3 study, known as TOP (Treatment of Osteoporosis with PTH), was a multi-center, randomized, double-blind and placebo-controlled clinical trial designed to evaluate the potential of PTH to reduce the risk of first and subsequent vertebral fractures in post-menopausal women.

In the TOP study, PREOS demonstrated a statistically significant reduction in the risk of new vertebral fractures in women with and without pre-existing osteoporosis-related fractures. Results from the TOP study have been the foundation of both the E.U. and the U.S. marketing authorization applications.

About NPS Pharmaceuticals

NPS discovers, develops and commercializes small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has one FDA-approved product, one product candidate undergoing regulatory review for approval to market in the U.S. and Europe, as well as other drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, www.npsp.com.

Safe Harbor Statement

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we may be required to conduct additional clinical studies with PREOS® which could delay approval of the drug by the FDA; if we are required to conduct additional clinical studies with PREOS® data collected from the studies may not support FDA approval of the drug; the FDA may not approve the injection device for use with PREOS®; our product candidates may not prove to be safe or efficacious; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of March 10, 2006, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2005.